Exhibit 31

CERTIFICATION

I, David M. Davis, certify that:

1. I have reviewed this annual report on Form 10-K for the year ended December 31, 2007, and all other reports containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of Oncor Electric Delivery Transition Bond Company LLC;

2. To the best of my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3. To the best of my knowledge, the distribution or servicing information required to be provided to the trustee by the servicer under the transition property servicing agreement is included in these reports; and

4. I am responsible for reviewing the activities performed by the servicer under the transition property servicing agreement and based upon the review required under the transition property servicing agreement the servicer has fulfilled its obligations under the transition property servicing agreement.

Date: March 31, 2008

/s/ David M. Davis
(David M. Davis, Vice President and Chief Financial Officer of Oncor Electric Delivery Company LLC)